Exhibit 10.1

Stebbins B. Chandor, Jr.	1901 N. Roselle Rd., Suite 500
EVP & CFO	Schaumburg, IL 60195
Tel: 847-885-7006
Fax: 847-885-7125

December 28, 2007

James F. Ingold

1230 W. Kenilworth Avenue

Palatine, Illinois 60067

Dear Jim:

I am pleased to confirm our offer of employment with iPCS Wireless, Inc. to serve as Vice President & Controller of iPCS, Inc. and its subsidiaries.  Your office would be located in our Schaumburg, Illinois office.  In this position, you will report directly to me, the Executive Vice President and CFO.  This offer is contingent upon successful completion of a background and drug screen test.  Should you accept this offer, the following provisions will apply:

•	Start Date:	January 21, 2008

•	Salary:	$185,000/year, payable every two weeks with a sign-on bonus of $20,000.

•	Bonus:

A target annual bonus of 35% of base pay based on the achievement of company objectives and individual performance. Actual payout may range from 0 to 120% of your target, based on individual performance. You will be eligible to participate in the iPCS, Inc. Annual Bonus Program beginning for the calendar year 2008 (pro-rata to your start date).

•	Equity Award

iPCS will grant a non-qualified stock option, subject to approval of the Compensation Committee of the Board of Directors, to purchase 10,000 shares of iPCS common stock with an exercise price equal to fair market value on your Start Date.

•	Merit Increase:	You will be eligible to receive a merit increase effective January 1, 2009, based on performance.

•	Benefits:

Eligibility for coverage in our benefit programs is the first day of the month following thirty days’ employment. Costs depend on the plans and levels of coverage(s) that you elect.  A benefits package is enclosed with the associated costs.  Should you have any questions, please contact me.

You will become eligible to participate in the iPCS Wireless 401(k) Retirement Plan after three (3) months of service.  Your benefits package and enrollment materials will be provided to you within ten (10) days of your effective eligibility date.  These documents are time sensitive and will require your immediate attention.

You will be eligible for no less than four weeks vacation for each calendar year, no more than two weeks of which can be taken together without the prior consent of the CFO.  Vacation is accrued each pay period.

•	Severance:	Same terms and conditions as existing employees, however, if a change of control incurs before December 31, 2009, you will receive a benefit equal to 12 months’ salary.

All other provisions and policies adopted by iPCS will apply.  iPCS reserves the right to change or modify any of its benefits or policies as necessary.

This offer of employment is being extended to you based on your representation that as of your effective date of employment with iPCS, you are not subject to any agreement, including without limitation, a non-compete agreement, restrictive covenant, or disclosure agreement, with a former employer that would prohibit or preclude you from performing your job duties or fulfilling your job responsibilities at iPCS.

The letter provides general information regarding terms of and conditions employment.  Policies and benefits are subject to change.  This letter is not intended to create or constitute an employment agreement with any candidate for employment.  Employment at iPCS is at will, and may be terminated by either party for any reason.  At-will employment status may only be modified by a written agreement between the parties.

Jim, I am pleased to extend this offer of employment to you and am excited about the prospect of you joining the iPCS team.  Please let me know if you have any questions or concerns about the terms of our offer.

Please accept our offer by signing where indicated on the Employee Acknowledge page and returning this letter to me at 1901 N. Roselle Road, Suite 500, Schaumburg, Illinois 60195 or via fax at (847) 885-7125.

Sincerely,

/s/ Stebbins B. Chandor, Jr
Stebbins B. Chandor, Jr.
EVP & CFO

Note: Offers not returned within three (3) business days will be considered declined offers.

Employee Acknowledgement

I have reviewed and agree to the terms and conditions of employment as outlined above.  I acknowledge that my employment with iPCS is at-will and may be terminated by either party for any reason.  I further acknowledge that iPCS reserves the right to amend, modify, or revise the aforementioned guidelines, polices and procedures.

/s/ James F. Ingold	1/2/08
James F. Ingold	Date